Exhibit 99.1

           THE J. M. SMUCKER COMPANY ANNOUNCES SECOND QUARTER RESULTS

    ORRVILLE, Ohio, Nov. 17 /PRNewswire-FirstCall/ -- The J. M. Smucker Company (NYSE: SJM) today announced results for the second quarter ended October 31, 2006, of its 2007 fiscal year.

Second Quarter Results

                                  Three months ended
                                      October 31,
                             ----------------------------    % Increase
                                 2006           2005         (Decrease)
                             ------------   -------------   -------------
                             (Dollars in millions, except per share data)

Net sales                    $      605.0   $       606.3              --
Net income:
   Income                    $       45.6   $        46.4              (2)%
   Income per common share   $       0.80   $        0.79               1%

    Net sales increased 4 percent in the quarter, excluding the Canadian nonbranded, grain-based foodservice and industrial businesses sold in September 2006 and the U.S. industrial ingredient business ("divested businesses"). Growth in the Smucker's (R), Jif(R), and Crisco(R) brands as well as strong performance across the special markets segment resulted in the increase. Higher sales, in addition to a reduction in merger and integration costs, lower selling, distribution, and administrative expenses, and a decrease in shares outstanding, more than offset increases in raw material costs, and resulted in higher earnings per share for the quarter.

    Results for last year's second quarter include a favorable adjustment of approximately $6.7 million to net sales and margins, and approximately $4.3 million after-tax to earnings, or $0.07 per diluted share, reflecting a change in estimate of the expected liability for trade merchandising programs ("trade merchandising adjustment").

    Net income for the second quarter of 2007 included pretax restructuring charges of $2.9 million, or $0.03 per diluted share, while net income for the second quarter of 2006 included pretax merger and integration costs of $4.1 million, or $0.05 per diluted share, and restructuring charges of $2.1 million, or $0.02 per diluted share. Excluding these costs in both years, the Company's income per diluted share would have been $0.83 in the second quarter of 2007, and $0.86 in the second quarter of 2006, including the trade merchandising adjustment of $6.7 million, or $0.07 per diluted share.

    "Our brands experienced sales and share of market growth for the quarter as we completed a successful Back-to-School campaign, and Fall Bake is off to a good start," commented Tim Smucker, chairman and co-chief executive officer. "Consumers are responding to our brands, and new products enhance our growth prospects. Despite escalating raw material costs, we delivered earnings growth consistent with our sales growth. We expect this difficult cost environment to continue, and we remain focused on taking actions to mitigate these costs."

Six-Month Results

                                   Six months ended
                                      October 31,
                             ----------------------------    % Increase
                                 2006            2005         (Decrease)
                             ------------   -------------   -------------
                             (Dollars in millions, except per share data)
Net sales                    $    1,131.5   $     1,116.6               1%
Net income:
   Income                    $       74.3   $        76.3              (3)%
   Income per common share   $       1.30   $        1.30              --

    Net sales were up 4 percent for the first six months of fiscal 2007 over 2006 after excluding divested businesses.

    Net income for the first six months of 2007 included pretax restructuring charges of $10.8 million, or $0.12 per diluted share, primarily related to the divestiture of the grain-based Canadian operations. Net income for the comparable period in 2006 included pretax merger and integration costs of $7.0 million, or $0.08 per diluted share, and restructuring charges of $3.7 million, or $0.04 per diluted share. Excluding these costs in both years, the Company's income per diluted share would have been $1.42 in the first six months of both years. The trade merchandising adjustment of $6.7 million, or $0.07 per diluted share, was included in the first six months of 2006.

    The Company uses income and income per diluted share, excluding restructuring and merger and integration costs, as key performance measures of results of operations for purposes of evaluating performance internally.
These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of results excluding such charges is consistent with the way management internally evaluates its businesses, facilitates the comparison of past and present operations, and provides a more comprehensive understanding of the financial results. A reconciliation of non-GAAP measures to net income for the current quarter and six-month period is included in the "Financial Highlights" table.

Margins

                              Three months ended       Six months ended
                                  October 31,             October 31,
                             --------------------    --------------------
                               2006        2005        2006        2005
                             --------    --------    --------    --------
                                           (% of net sales)
Gross profit                     31.6%       33.6%       30.9%       33.0%
Selling, distribution, and
 administrative expenses         19.2%       19.8%       19.8%       20.7%
Operating profit                 12.3%       12.8%       10.9%       11.4%

    The favorable impact of the trade merchandising adjustment included in the prior year, and the increase in restructuring costs in the current quarter compared to last year, accounted for over one-half of the decline in gross margin. The remaining decline this quarter was primarily due to higher manufacturing expense and increased raw material costs, primarily soybean oil, wheat, and certain fruits. Freight related costs were also up over the prior year. The Company continues to take pricing actions to offset a portion of the increased input costs. Due to the timing of these pricing actions, current cost increases have not been fully offset.

    Selling, distribution, and administrative ("SD&A") expenses decreased 3 percent during the second quarter, and declined from 19.8 percent of net sales to 19.2 percent, primarily due to lower marketing and distribution expenses, compared to the same period last year. Also during the quarter, the Company sold its Farmhouse(R) brand of rice and pasta side dishes, which was acquired as part of the International Multifoods acquisition. The divestiture resulted in a write off of intangible assets of approximately $1 million, or $0.01 per diluted share, which was charged to amortization expense and included in SD&A.

Segment Performance

                              Three months ended                        Six months ended
                                  October 31,                              October 31,
                            -----------------------   % Increase     -----------------------   % Increase
Net sales                      2006         2005      (Decrease)        2006         2005      (Decrease)
-------------------------   ----------   ----------   ----------     ----------   ----------   ----------
                                                        (Dollars in millions)
U.S. retail market          $    434.4   $    429.8            1%    $    787.8   $    771.5            2%
Special markets             $    170.5   $    176.5           (3)%   $    343.7   $    345.1           --
Special markets
 excluding divested
 businesses                 $    142.4   $    127.2           12%    $    265.4   $    240.0           11%

    U.S. Retail Market

    U.S. retail market segment sales for the quarter were up 3 percent, excluding the trade merchandising adjustment, with the sales in the consumer strategic business area up 5 percent and sales in the consumer oils and baking strategic business area essentially flat. Increases in the consumer strategic business area were led by gains in fruit spreads, toppings, peanut butter, and Uncrustables(R). In the consumer oils and baking strategic business area, sales gains were offset by a decline in industrial oil sales and the continued exit of certain less profitable customers.

    For the first six months, sales in the consumer strategic business area were up 6 percent, and sales in the oils and baking strategic business area declined 2 percent.

    Special Markets

    Sales in the second quarter for the special markets segment, excluding divested businesses, increased 12 percent. All strategic business areas in special markets were up with the international business area up 17 percent, beverage up 16 percent, foodservice up 10 percent, and Canada up 11 percent. The increase in Canada was driven by the acquisition of the Five Roses(R) flour brand earlier in the year, the impact of favorable exchange rates, and growth in condiments and fruit spreads.

    Outlook

    The Company remains committed to its long-term sales growth goal of 8 percent, one-half of which is to come from its core business and new products, and the remainder from acquisitions. Long-term earnings per share growth would be in line with sales growth.

    The Company confirms its fiscal 2007 outlook. The Company expects 2007 sales to increase by 4 percent over last year, excluding approximately $100 million in sales related to the divestiture of the Canadian nonbranded, grain-based foodservice and industrial businesses. The Company expects income per common share for the year to increase in line with the core growth assumption of 4 percent from fiscal 2006 income per common share of $2.65 which excludes restructuring and integration costs, the gain on the sale of the Company's Salinas, California, plant, and nonrecurring tax benefits.

    Conference Call

    The Company will conduct an earnings conference call and webcast on Friday, November 17, 2006, at 8:30 a.m. E.T. The webcast, as well as a replay in downloadable MP3 format, can be accessed from the Company's website at http://www.smuckers.com. For those unable to listen to the webcast, an audio replay will be available following the call and can be accessed by dialing 888-203-1112 or 719-457-0820, with a pass code of 5044297, and will be available until Friday, November 24, 2006.

    About The J. M. Smucker Company

    The J. M. Smucker Company is the leading marketer and manufacturer of fruit spreads, peanut butter, shortening and oils, ice cream toppings and health and natural foods beverages in North America. Its family of brands includes Smucker's(R), Jif(R), Crisco(R), Pillsbury(R), R.W. Knudsen Family(R), Hungry Jack(R) and Martha White(R) in the United States, along with Robin Hood(R) and Bick's(R) in Canada. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth and Independence established by its founder and namesake more than a century ago. Since 1998, the Company has appeared on FORTUNE Magazine's annual listing of the 100 Best Companies to Work For in the United States, ranking number one in 2003 and earning a spot in the top 25 since the listing's inception. For more information about the company, visit http://www.smuckers.com.

    The J. M. Smucker Company Forward-Looking Language

    This press release contains forward-looking statements, including statements regarding estimates of future earnings and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially. Uncertainties that could affect actual results include, but are not limited to, volatility of commodity markets from which raw materials are procured and the related impact on costs, volatility of energy and fuel costs, the success in introducing new products and the competitive response, particularly in the consumer oils and baking area, costs of new marketing and sales programs and strategies intended to promote growth in the Company's businesses, the ability to successfully implement price changes, the timing and amount of restructuring costs, the timing of acquiring common shares under the Company's share repurchase authorization, and other factors affecting share prices and capital markets generally. Other risks and uncertainties that may materially affect the Company are detailed from time to time in the respective reports filed by the Company with the Securities and Exchange Commission, including Forms 10-Q, 10-K, and 8-K.

                            The J. M. Smucker Company
              Unaudited Condensed Consolidated Statements of Income

                                        Three Months Ended               Six Months Ended
                                           October 31,                     October 31,
                                   ----------------------------    ----------------------------
                                       2006            2005            2006            2005
                                   ------------    ------------    ------------    ------------
                                          (Dollars in thousands, except per share data)
Net  sales                         $    604,955    $    606,264    $  1,131,464    $  1,116,595
Cost of products sold                   411,645         402,726         772,987         748,212
Cost of products sold -
 restructuring                            2,119             115           9,292             247
Gross Profit                            191,191         203,423         349,185         368,136
Selling, distribution, and
 administrative expenses                116,088         120,025         224,485         230,649
Other restructuring costs                   805           1,976           1,536           3,465
Merger and integration costs                  -           4,092               -           7,020
Operating Income                         74,298          77,330         123,164         127,002
Interest income                           2,001           1,329           3,996           3,149
Interest expense                         (5,924)         (6,025)        (12,025)        (12,132)
Other income (expense) - net                261             (75)           (308)            119
Income Before Income Taxes               70,636          72,559         114,827         118,138
Income taxes                             25,067          26,115          40,534          41,797
Net Income                         $     45,569    $     46,444    $     74,293    $     76,341

  Net income per common share      $       0.80    $       0.80    $       1.31    $       1.31

  Net income per common share-
   assuming dilution               $       0.80    $       0.79    $       1.30    $       1.30

Dividends declared per
 common share                      $       0.28    $       0.27    $       0.56    $       0.54

Weighted-average shares
 outstanding                         56,621,695      58,096,308      56,649,681      58,188,067
Weighted-average shares
 outstanding - assuming
 dilution                            57,198,894      58,695,878      57,196,528      58,819,825

                            The J. M. Smucker Company
                 Unaudited Condensed Consolidated Balance Sheets

                                            October 31, 2006    April 30, 2006
                                            ----------------   ----------------
                                                  (Dollars in thousands)
ASSETS
Current Assets:
   Cash and cash equivalents                $         77,701   $         71,956
   Marketable securities                               4,989             14,882
   Trade receivables                                 178,434            148,014
   Inventories                                       300,127            279,088
   Assets held for sale (1)                                -             90,250
   Other current assets                               45,752             38,648
      Total Current Assets                           607,003            642,838

Property, Plant, and Equipment, net                  457,863            456,554

Other Noncurrent Assets:
   Goodwill                                          990,562            940,967
   Other intangible assets, net                      478,326            472,915
   Marketable securities                              50,474             34,107
   Other assets                                      105,379            102,363
      Total Noncurrent Assets                      1,624,741          1,550,352
                                            $      2,689,607   $      2,649,744

LIABILITIES & SHAREHOLDERS' EQUITY
Current Liabilities:
   Accounts payable                         $         94,085   $         88,963
   Notes payable                                           -             28,620
   Current portion of long-term debt                  33,000                  -
   Other current liabilities                         157,328            117,857
      Total Current Liabilities                      284,413            235,440

Noncurrent Liabilities:
   Long-term debt, net of current portion            394,122            428,602
   Other noncurrent liabilities                      256,359            257,643
      Total Noncurrent Liabilities                   650,481            686,245

Shareholders' Equity, net                          1,754,713          1,728,059
                                            $      2,689,607   $      2,649,744

(1) Accounts related to the Company's Canadian grain-based foodservice and industrial business, which was divested in September 2006.

                            The J. M. Smucker Company
            Unaudited Condensed Consolidated Statements of Cash Flow

                                                 Six Months Ended October 31,
                                                 -----------------------------
                                                     2006         2005
                                                 -------------   -------------
                                                    (Dollars in thousands)
Operating Activities
   Net income                                    $      74,293   $      76,341
   Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation/Amortization                         34,239          35,097
      Asset impairments and other restructuring
       charges                                           9,292             247
      Working capital                                  (10,403)        (52,437)
Net Cash Provided by Operating Activities              107,421          59,248

Investing Activities
   Business acquired, net of cash acquired             (60,410)              -
   Proceeds from sale of business                       79,942               -
   Additions to property, plant, and equipment         (31,831)        (30,246)
   Other - net                                          (5,184)         19,557
Net Cash Used for Investing Activities                 (17,483)        (10,689)

Financing Activities
   Dividends paid                                      (31,936)        (31,415)
   Purchase of treasury shares                         (36,683)        (20,823)
   Other - net                                         (15,417)        (11,647)
Net Cash Used for Financing Activities                 (84,036)        (63,885)
Effect of exchange rate changes                           (157)           (398)
Net increase (decrease) in cash and
 cash equivalents                                        5,745         (15,724)
Cash and cash equivalents at
 beginning of period                                    71,956          58,085
Cash and cash equivalents at end of
 period                                          $      77,701   $      42,361

(  ) Denotes use of cash

                            The J. M. Smucker Company
                         Unaudited Financial Highlights

                                                  Three Months Ended             Six Months Ended
                                                      October 31,                   October 31,
                                              ---------------------------   ---------------------------
                                                  2006           2005           2006           2005
                                              ------------   ------------   ------------   ------------
                                                    (Dollars in thousands, except per share data)
Net sales                                     $    604,955   $    606,264   $  1,131,464   $  1,116,595

Net income and net income per common share:
  Net income                                  $     45,569   $     46,444   $     74,293   $     76,341
  Net income per common share
   -- assuming dilution                       $       0.80   $       0.79   $       1.30   $       1.30

Income excluding restructuring
 and merger and integration
 costs: (1)
  Income                                      $     47,438   $     50,401   $     81,299   $     83,282
  Income per common share --
   assuming dilution                          $       0.83   $       0.86   $       1.42   $       1.42

(1) Reconciliation to net
     income
    Income before income
     taxes                                    $     70,636   $     72,559   $    114,827   $    118,138
    Merger and integration
     costs                                               -          4,092              -          7,020
    Cost of products sold -
     restructuring                                   2,119            115          9,292            247
    Other restructuring costs                          805          1,976          1,536          3,465
    Income excluding income
     taxes, restructuring, and
     merger and integration
     costs                                          73,560         78,742        125,655        128,870
    Income taxes                                    26,122         28,341         44,356         45,588
    Income excluding
     restructuring and merger
     and integration costs                    $     47,438   $     50,401   $     81,299   $     83,282

The Company uses income and income per diluted share, excluding restructuring and merger and integration costs, as key performance measures of results of operations for purposes of evaluating performance internally. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of results excluding such charges is consistent with the way management internally evaluates its businesses, facilitates the comparison of past and present operations, and provides a more comprehensive understanding of the financial results.

SOURCE  The J. M. Smucker Company
    -0-                             11/17/2006
    /CONTACT: Investors, Mark R. Belgya, Vice President, Chief Financial Officer and Treasurer, or Media, Maribeth Badertscher, Director, Corporate Communications, both of The J. M. Smucker Company, +1-330-682-3000/
    /Web site:  http://www.smuckers.com/
    (SJM)